Exhibit 3.13
PLAN OF CONVERSION
OF
iPAYMENT OF CALIFORNIA, INC.
     Pursuant to the provisions of Section 48-21-111 of the Tennessee Business Corporation’s Act, iPayment of California, Inc., a Tennessee corporation (the “Company”) hereby converts from a corporation into a limited liability company pursuant to the terms and conditions set forth herein:
1. Conversion of a Corporation into a LLC
     (a) iPayment of California, Inc., a Tennessee corporation, by the filing of the Articles of Conversion, hereby desires to convert from a corporation into a limited liability company.
     (b) At the date of the filing of the Articles of Conversion (the “Effective Time”), all of the shares held by the shareholders of iPayment of California, Inc., outstanding immediately prior to the Effective Time, shall, by virtue of the conversion and without any action on the part of the shareholder thereof, be converted into an equal membership of iPayment of California, LLC. At the conclusion of the conversion, the ownership of iPayment of California, LLC shall be identical to the ownership of iPayment of California, Inc. immediately prior to the conversion.
     (ii) As a result of the conversion and without any action on the part of the shareholder thereof, at the Effective Time all shares of iPayment of California, Inc. shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each shareholder shall thereafter cease to have any rights with respect to such shares, except the right to retain an undiluted membership interest in iPayment of California, LLC in an amount equal to the percentage of ownership that such shareholder owned in iPayment of California, Inc.
2. Articles of Organization
     The contents of the Articles of Organization for iPayment of California, LLC shall be as follows:
Name
     The name of the limited liability company is iPayment of California, LLC (the “LLC).
Registered Office and Agent
     The address of the registered office is 40 Burton Hills Boulevard, Suite 415, Nashville, Davidson County, Tennessee 37215. The name of the initial Registered Agent is Afshin M. Yazdian.
Organizer
     Howard W. Herndon, Esq. whose address is 511 Union Street, Suite 2100, Nashville, Davidson County, Tennessee 37219-1760, is the organizer of the LLC.

Number of Members
     At the date of the filing of the Articles of Conversion, there is one (1) member.
Date of Formation
     The existence of the LLC is to begin upon the filing of the Articles.
Management
     The LLC shall be board-managed. The business of the LLC shall be conducted under the management of its board in accordance with the operating agreement and the Act.
Principal Executive Office
     The Principal Executive Office of the LLC is 40 Burton Hills Boulevard, Suite 415, Nashville, Davidson County, Tennessee 37027.
Transfer of Membership Interest
     No Member may transfer or assign his membership interest or any part thereof to any person except as provided in the operating agreement. No holder may transfer or assign his financial rights to any person except as provided in the operating agreement. The consent to transfer may be by member action and/or by board action as provided in the operating agreement. In absence of a provision in the operating agreement, the default rules of the Act shall apply.
Dissolution Events
     The events or actions that constitute a dissolution may be by board and/or member action as provided in the operating agreement. In absence of a provision in the operating agreement, the dissolution events shall be the having of no members, or a unanimous vote of the members to dissolve.
Preemptive Rights and Right of First Refusal
     Members and parties to a contribution agreement may have preemptive rights or limited preemptive rights if so provided in the operating agreement. The members and/or the LLC and/or a specific member may have rights of first refusal if they are set forth in the operating agreement.
Action on Recommendation
     If the operating agreement so provides, action on recommendation as permitted in T.C.A. §48-223-103 shall be allowed.

Expulsion
     If the operating agreement so provides, a member may be expelled as provided therein.
3. Approval of the Conversion
     (a) This Plan of Conversion was duly approved and adopted by a unanimous vote of the sole shareholder of the Company on September ___, 2003.
     (b). This Plan of Conversion was duly approved and adopted by a unanimous vote of the sole director of the Company on September ___, 2003.
4. Adoption of the Operating Agreement
     The approval and adoption of the terms and conditions set forth in this Plan of Conversion and in the Articles of Conversion shall be deemed to be an execution of the operating agreement by the members of the LLC.
5. Effective Date
     The conversion shall become effective upon the filing of the Articles of Conversion with the Secretary of State.